ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT is made effective the 26th day of May, 2000

BETWEEN:

               CENTURY CAPITAL MANAGEMENT LTD., a company duly incorporated pursuant to the laws of the Province of British Columbia and having an office for business located at Suite 1650, 200 Burrard Street, Vancouver, British Columbia V6C 3L6

               (the "Assignor") AND:

               LIQUIDPURE CORP., a company duly incorporated pursuant to the laws of the State of Delaware and having an office for business located at Suite 1650, 200 Burrard Street, Vancouver, British Columbia V6C 3L6

               (the "Assignee")

WHEREAS:

A. pursuant to the terms of a Licence Agreement (the "Licence Agreement") dated February 19, 1999 between Aquasol Technologies Inc., an Alberta corporation ("Aquasol") and the Assignor, a copy of which is attached hereto as Schedule "A", the Assignor has acquired, subject to certain exceptions as enumerated in the Licence Agreement, an assignable non-exclusive world-wide license of the product known by the trade name the "Bullet" (the "Product") for which a patent was filed October 13, 1998, patent application number 2249946, "Method and Apparatus for Controlling the Mixing of Fluids" (the "Patent"); and

B. the Assignor now wishes to assign to the Assignee all of its right, title and interest in and to the Licence Agreement and the Assignee is willing to accept the assignment on and subject to the terms and conditions hereof

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged by the Assignor, the parties hereto agree as follows:

Assignment

1. The Assignor does hereby assign to the Assignee all of its right, title and interest in and to the Licence Agreement and all benefits to be derived therefrom subject to the covenants, provisions and conditions on the part of the Assignor therein contained.

Consideration

2.1 In consideration for the assignment contemplated herein the Assignee agrees to pay to the

         Assignor the sum of USD$1,000 on or before July 31, 2000 and grants to the Assignor a royalty (the "Royalty") equal to: (i) 3% of the gross sale price (or lease, rental or other like charge, as the case may be) due to the Assignee on account of each and every Product sold by the Assignee; and (ii) 2.5% of any and all royalties or fees of any nature (including, without limitation, processing royalties) due to the Assignee on account of all sales, leases or other dispositions of any kind whatsoever of the Product. Each payment shall be made within thirty (30) days of the end of each Quarter Yearly Period.

2.2 No Royalty will be payable on inter-company sales transactions between Assignee and its Affiliates, the sale to a third party alone being used for the purposes of determining payments of the Royalty due hereunder. In this Agreement, "Affiliate" means any enterprise, company, a person, or group of persons, whether incorporated or not - entitled to carry on business in any country, which now or hereafter directly or indirectly controls, is controlled by or is under common control with, a party hereto; "Control') requires the right to exercise the votes attaching to at least 10% of the issued voting stock of a corporation or at least 10% ownership interest in any other Person.

2.3 Products will be deemed sold on the date upon which they are shipped or invoiced to a third party, whichever date is earlier.

2.4 All monies payable to Assignor by Assignee hereunder and not paid when due bear interest at the Canadian prime rate as published by the Royal Bank of Canada in Vancouver, B.C. plus two percent (2%) per annum until the date paid to Assignor. Assignor will be entitled to that interest in addition to any other rights or remedies available to it in respect to default in payment by Assignee.

2.5 Royalties paid by Assignee to Assignor under this Agreement shall not be refundable for any purpose except for amounts paid due to computational errors, and in such case, any overpayment shall be taken as a credit against future royalties payable under this Agreement.

Reporting Obligations

3.1 Payments of the Royalty will be made by Assignee to Assignor on or before the last day of each June, September, December and March (commencing on September, 2000) in respect of sales of Products during the preceding Quarter Yearly Period. On or before each of those dates, Assignee will deliver to Assignor a written statement (hereinafter "Royalty Report") signed by a duly authorized officer of Assignee showing, in reasonable detail, the sale of Products and accounting of royalties payable hereunder. Assignee will keep separate records in sufficient detail to permit the determination of the Royalty payable hereunder and will, at the request of Assignor, permit an independent public accountant selected by Assignor (except one to whom Assignee has some reasonable objection) to have access, during ordinary business hours, to examine and make excerpts from those records which may be necessary to verify or determine royalties paid or payable under this Agreement. Assignor shall have the right to make a request for independent verification only once in any calendar year.

3.2 Assignor will have the right for a period of two (2) years after receiving any Royalty Report to appoint the said independent public accountant. The said accountant will disclose to Assignor information relating solely to the accuracy of the Royalty Report. The failure of Assignor to request a verification of any Royalty Report during the said two (2) year period will be considered acceptance of the accuracy of the Royalty Report and the Assignee will have no obligation to maintain any records pertaining to any Royalty Report beyond a two (2) year period.


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

3.3 The costs of any examination referred to above shall be borne by Assignor unless the report of the accountant shows that the Royalty Report was understated by more than five percent (5%), in which case the costs of the examination shall be paid by Assignee.

3.4 In the event the said examination reveals any underpayment of royalties due to Assignor, Assignee will promptly pay Assignor the full amount of that underpayment together with interest thereon at the rate of interest referred to in paragraph 2.4 hereof.

Invalidity of Patent

4.1      In the event that:

         (a) the claim or claims of the Patent which would, but for this Agreement, be infringed by Assignee's manufacture and sale of Products, are declares to be invalid by a Court of competent jurisdiction; or

         (b) a Court of competent jurisdiction declares that the sale of Products to others is not an infringement of the Patent;

         the Assignee shall, subject to section 4.2, be relieved, effective from the date of the said declarations forward, from the obligations imposed on Assignee pursuant to section 2.1 hereof.

4.2 If any declaration of invalidity and any declaration of non-infringement referred to in section 4.1 are overturned on appeal, the obligations imposed on Assignee pursuant to section 2.1 hereof shall recommence, effective from the date of the said decision on appeal forward. Assignee shall, within sixty (60) days following the said decision, pay Assignor the sum of money and provide to Assignor all Royalty Reports that Assignee otherwise would have been obligated to pay and provide to Assignor but for any declaration of invalidity or declaration of non-infringement referred to in paragraph 4.1 herein.

Performance of Obligations

5. The Assignee agrees to perform the obligations of the Assignor in accordance with the terms of the Licence Agreement and be bound to Aquasol in accordance with the terms and conditions of the Licence Agreement.

Representations and Warranties

6.1      The Assignor represents and warrants to the Assignee that:

         (a) the Assignor is entitled to assign the Licence Agreement and has obtained all necessary consents to such assignment;

         (b) the Assignee may enjoy the rights and benefits derived under the Licence Agreement without interruption by the Assignor or any party claiming through the Assignor;

         (c) there are no contra accounts, set-offs or counterclaims whatsoever against the Assignor with respect to the assignment contemplated hereby; and


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

         (d) the Assignor has not previously assigned, postponed or encumbered in any manner the Licence Agreement or any portion thereof.

6.2      Nothing in this Agreement shall be construed as:

         (a) a warranty or representation by Assignor as to the validity or scope of the Patent; or

         (b) a warranty or representation that anything made, used or sold or otherwise disposed of under this Agreement is or will be free from infringement of patents owned by third parties.

Miscellaneous

7. The Licence Agreement and all covenants, provisions, powers and matters and things whatsoever therein contained shall continue to be in full force and effect except only as amended herein.

8. The Assignor has obtained legal advice concerning this matter and has requested that the Assignee obtain independent legal advice with respect to this matter before executing this Agreement. The Assignee hereby represents and warrants to the Assignor that it has been so advised to obtain independent legal advice, and that prior to the execution of this Agreement it has so obtained independent legal advice or has, in its discretion, knowingly and willingly elected not to do so.

9. No cancellation, modification, amendment, deletion, addition, or other change in this Agreement or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in writing signed by the party to be bound thereby. No waiver of any right or remedy in respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

10. The parties to this Agreement recognize and agree that each is operating as an independent contractor and not as an agent of the other. This Agreement will not constitute a partnership or joint venture and no party can be bound by the other to any contract, arrangement or understanding except as specifically stated herein.

11. Assignee shall have the right to announce to the public the existence of this Agreement, including the identity of the other party to it and its terms.

12. All communications among the parties with respect to any of the provisions of this Agreement shall be in writing and shall be sent by registered mail, prepaid courier or facsimile transmission to the addresses set out in this Agreement or to any other address as may be specified, in writing, by the party who changes its address. All written communications shall be deemed to be received by the addresses on the following dates:

         a) by registered mail: five (5) business days after dispatch by notifying party;

         b) by prepaid courier: two (2) business days after dispatch by notifying party;

         c) by facsimile transmission: one (1) business day after dispatch by notifying party.


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

         Any written communication sent by facsimile transmission shall thereafter be dispatched by registered mail.

13. This Agreement shall be deemed to be jointly prepared by the parties, and any ambiguity herein shall not be construed for or against any party.

14. This Agreement shall be construed and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Each of the parties attorns to the jurisdiction of any Court within the Province of British Columbia having subject matter jurisdiction over this Agreement.

15. No account of the headings to the paragraphs of this Agreement will be taken when interpreting the meaning thereof.

16. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts will constitute but one instrument.

17. The undersigned represent that they are authorized to sign this Agreement on behalf of the parties hereto. Each party has relied upon that representation in entering into this Agreement.

18. This Agreement and each and every one of its provisions will be binding upon the executors, administrators, successors and permitted assigns of both parties hereto.

19. All terms and conditions hereof are severable and the invalidity, illegality or unenforceability of any term or condition shall not affect the validity, legality or enforceability of the remaining terms and conditions.

20. This Agreement constitutes the entire agreement among the parties hereto respecting the subject matter hereof and supersedes all prior or contemporaneous negotiations, agreements and understandings whether written or oral.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

                                    CENTURY CAPITAL MANAGEMENT LTD.

                                    By:  /s/ Andrew Hromyk
                                         ---------------------
                                          Authorized Signatory

                                    LIQUIDPURE CORP.

                                    By:   /s/ Brett Lee Walker
                                          --------------------
                                          Authorized Signatory

                                  SCHEDULE "A"
                                LICENCE AGREEMENT

THIS AGREEMENT made as of the 19th day of February, 1999.

BETWEEN:

                  AQUASOL TECHNOLOGIES INC., a corporation incorporated under the laws of the Province of Alberta

                  (hereinafter referred to as "Aquasol")

                                                       OF THE FIRST PART

AND:

                  CENTURY CAPITAL MANAGEMENT LTD., of the City of Vancouver, in the Province of British Columbia

                  (hereinafter referred to as the "User")

                                                        OF THE SECOND PART

         WHEREAS Aquasol has developed an apparatus that dissolves gasses into liquids at low pressure;

         AND WHEREAS this apparatus is known as "the Bullet" which is a trade name used by Aquasol;

         AND WHEREAS the User desires to obtain confidential, proprietary information from Aquasol with respect to the Bullet solely for the purpose of enabling the User to produce or licence production of the Bullet;

         AND WHEREAS Aquasol is prepared to grant a licence to the User in order to enable the User to obtain and utilize confidential and proprietary information of Aquasol with respect to the Bullet, subject to the terms and conditions hereinafter set out;

         NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the respective covenants and agreements of the parties contained herein, the sum of one dollar paid by each party hereto to each of the other parties hereto and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto) it is agreed as follows:

                         ARTICLE ONE - PROVISION OF DATA

1.1 Provision of Data. Subject as hereinafter provided, Aquasol agrees to provide to the User all confidential information with respect to the Bullet, including but not limited to, all lists, calculations and formulae with respect to the industry specifications and tolerances (collectively the "Data").

1.2 Changes to the Bullet. The User acknowledges that Aquasol has the right, in its sole discretion, to make changes to the Bullet at any time or from time to time and that Aquasol shall be under no obligation to explain or justify any such change to the User or others. In the event that changes are made to the Bullet Aquasol agrees to provide to the User this information forthwith, but in any event within fourteen (14) business days of the date the Bullet is altered.

                      ARTICLE TWO - USE OF DATA BY THE USER

2.1 Grant of Non-Exclusive Licence. Subject as hereinafter provided, Aquasol grants to the User a non-exclusive licence to use the Data and patent filed October 13, 1998 patent application number 2249946 "Method and Apparatus for Controlling the Mixing of Fluids" in accordance with the provisions of, and during the term of, this Agreement for the purposes of enabling the User to produce or licence production of the Bullet, and to enable the User to use the Data in the course of the User's normal business activities and for no other purpose. In particular, the User agrees that it shall not, either during the term of this licence or within a period of three (3) years following termination of this Agreement:

         (i) use any information obtained from Aquasol or derived from information provided by Aquasol with respect to the Bullet, in order to create a product similar to the Bullet or to assist others to do so; and

         (ii) use the data and the Bullet in oil and gas applications as well as the use of the Bullet in swimming pool applications in Australia.

2.2 Assignment of Licence. Aquasol agrees that User may assign this licence to a third party provided that:

         (i)      Aquasol is notified in writing of the assignment within seven
                  (7) days of the assignment;

         (ii) Assignee must agree in writing to be bound by the terms of this Agreement.

                      ARTICLE THREE - REFERENCES TO AQUASOL

3.1 References to Aquasol. Subject as hereinafter provided, during the term of this Agreement the User may make reference to Aquasol and to the Bullet solely for the purpose of indicating to potential purchasers of the Bullets produced or licensed by the User that the User is a licensee of the Bullet for purposes of producing Bullet and for the purpose of identifying Aquasol as the licensor of the Bullet. Following termination of this agreement the User shall make no reference to the Bullet in relation to the production of Bullet.

3.2 Use of Promotional Material. The User shall provide to Aquasol for information, prior to distribution, copies of all materials containing any reference, directly or by implication, to the Bullet. User agrees that Aquasol shall bear no responsibility for any claims or representations contained within the materials.

                        ARTICLE FOUR - TERM OF AGREEMENT

4.1 Term of Agreement. This Agreement shall come into effect on its date of execution and shall continue in full force and effect, unless terminated earlier in accordance with the terms set out below, provided that the agreements of the User contained in Section 2.1, 3.1, 4.4, 6.1 and 6.2 and the provisions of
Section 8.3 shall survive termination of this Agreement.

4.2 Termination of Agreement. The User shall have the right upon not less than thirty (30) days' prior written notice to Aquasol to terminate this Agreement.

4.3 "Intentionally Deleted"

4.4 Requirements of User Subsequent to Termination. Upon the termination of this Agreement the User shall:

         (a) permanently delete and erase all Data provided by Aquasol pursuant to this Agreement from any electronic storage files;

         (b)      return to Aquasol forthwith and in any event within fifteen
                  (15) days of termination of this Agreement all physical copies and duplicate computer storage tapes or files embodying the Data together with all copies, modifications and merged portions thereof in any form, and all related documentation; and

         (c) destroy all materials in the possession or under the control of the User which bear any reference to Aquasol or the Bullet and certify in writing (to the satisfaction of Aquasol's legal counsel) that such destruction has occurred.

                               ARTICLE FIVE - FEES

5.1 Licence Fees. The User, in consideration of the forgiveness of debts and loans and other considerations paid by the User to Aquasol shall receive the Data in accordance with this Agreement.

5.2 User Responsible for Taxes. The User shall be responsible for all taxes, however designated, whether related to use or sales or otherwise, which may be properly and lawfully levied in connection with the provision of the Data by Aquasol to the User hereunder, other than taxes which may be exigible upon the income of Aquasol. Any such taxes shall be paid by the User directly to the taxing authority or if Aquasol, in its opinion, is required to collect such tax, Aquasol will invoice the User separately for the tax and the User shall promptly submit to Aquasol an amount in satisfaction of the tax.

                          ARTICLE SIX - CONFIDENTIALITY

6.1 Acknowledgment of User. The User acknowledges that:

         (a) the Data is confidential and the exclusive property of Aquasol;

         (b) any unauthorized use, misappropriation or disclosure of the Data will cause irreparable harm to Aquasol; and

         (c) it is essential to the protection of the goodwill and to the maintenance of Aquasol's competitive position that the Data be kept secret and that the User not disclose the Data or any of it to any other person or entity or utilize any of the Data except for the purposes contemplated hereby and in accordance with the terms of this Agreement.

6.2 Covenant not to Disclose. Save and except as provided for in Section 2.1 of this Agreement, the User agrees that it will not, without the prior written consent of Aquasol, disclose or make available the Data or any portion thereof to any other person or entity (including without limitation a person or entity wholly or partially owned by the User) except for designated employees of the User who have a need to access the Data in connection with the use thereof by the User in accordance with the terms of this Agreement. No employee shall be designated by the User to access the Data unless such employee agrees to hold the Data confidential and limit use of the Data to the uses permitted hereby.

                  ARTICLE SEVEN - NO LIABILITY FOR USE OF DATA

7.1 Liability of Aquasol. It is acknowledged and agreed by the User that Aquasol make no warranty, express or implied, as to the accuracy or completeness of the Data or as to the merchantability or fitness thereof for any particular purpose. The use to which the Data shall be put is, subject to the provisions hereof, solely in the discretion of the User and in no event shall Aquasol be liable to the User for any damage whatsoever for the use thereof, whether foreseeable or not.

                             ARTICLE EIGHT - DEFAULT

8.1 Right to Terminate. In the event that the User shall breach any of its obligations in Sections 2.1, 3.1, 6.1, or 6.2 of this Agreement, Aquasol shall have the right to terminate this Agreement forthwith upon written notice to the User.

8.2 Failure to Cure Default. Subject to Section 8.1, in the event that a party shall breach any of the provisions of this Agreement and shall not have cured such breach within thirty (30) days of receipt of written notice of such breach setting out the particulars thereof from the non-defaulting party, the party not in default may terminate this Agreement by providing to the other fifteen (15) days' notice in writing.

8.3 Termination Not to Relieve Obligations of Parties. Any termination pursuant to Sections 8.1 or 8.2 shall not relieve any party of any obligation or liability accrued hereunder prior to such termination or rescind or give rise to any right to rescind anything done by any party hereunder prior to the time such termination becomes effective and such termination shall not effect in any manner any rights of any party arising under this Agreement prior to such termination.

8.4 Injunction. Aquasol shall be entitled to an injunction to restrain the User from engaging in any activities which constitute a breach of any of the provisions of this Agreement without limiting any other legal or equitable remedies available to Aquasol.

                   ARTICLE NINE - GENERAL CONTRACT PROVISIONS

9.1 Notices. All notices, requests, demands or other communications (collectively, "Notices") by the terms hereof required or permitted to be given by one party to any other party, or to any other person shall be given in writing by personal delivery or by registered mail, postage prepaid, or by facsimile transmission to such other party as follows:

         (a)      To Aquasol at:             17307 - 107 Avenue
                                             Edmonton, AB  T5S 1E5

         (b)      To the User at:            Century Capital Management Ltd.
                                             1910 - 1177 West Hastings Street
                                             Vancouver, BC  V6E 2K3

                                             Attention:  President

or at such other address as may be given by such person to the other parties hereto in writing from time to time.

         All such Notices shall be deemed to have been received when delivered or transmitted, or, if mailed, 48 hours after 12:01 a.m. on the day following the day of the mailing thereof. If any Notice shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such Notice shall be deemed to have been received 48 hours after 12:01 a.m. on the day following the resumption of normal mail service, provided that during the period that regular mail service shall be interrupted all Notices shall be given by personal delivery or by facsimile transmission.

9.2 Additional Considerations. The parties shall sign such further and other documents, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this agreement and every part thereof.

9.3 Counterparts. This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall be but one and the same instrument.

9.4 Time of the Essence. Time shall be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

9.5 Entire Agreement. This agreement and the Memo of Agreement dated February 2, 1999 constitutes the entire Agreement between the parties with respect to all of the matters herein and its execution has not been induced by, nor do any of the parties rely upon or regard as material, any representations or writings whatever not incorporated herein and made a part hereof and may not be amended or modified in any respect except by written instrument signed by the parties hereto. Any schedules referred to herein are incorporated herein by reference and form part of the Agreement.

9.6 Enurement. This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and assigns.

9.7 Currency. Unless otherwise provided for herein, all monetary amounts referred to herein shall refer to the lawful money of Canada.

9.8 Headings for Convenience Only. The division of this Agreement into articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein and each of the parties hereto agrees irrevocably to conform to the non-exclusive jurisdiction of the Courts of such Province.

9.10 Gender. In this Agreement, words importing the singular number shall include the plural and vice versa, and words importing the use of any gender shall include the masculine, feminine and neuter genders and the word "person" shall include an individual, a trust, a partnership, a body corporate, an association or other incorporated or unincorporated organization or entity.

9.11 Calculation of Time. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, then the time period in question shall end on the first business day following such non-business day.

9.12 Legislation References. Any references in this Agreement to any law, by-law, rule, regulation, order or act of any government, governmental body or other regulatory body shall be construed as a reference thereto as amended or re-enacted from time to time or as a reference to any successor thereto.


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

9.13 Severability. If any Article, Section or any portion of any Section of this Agreement is determined to be unenforceable or invalid for any reason whatsoever that unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of this Agreement and such unenforceable or invalid Article, Section or portion thereof shall be severed from the remainder of this Agreement.

         IN WITNESS WHEREOF the parties have duly executed this Licence and User Agreement this 19th day of February, 1999.

                                            AQUASOL TECHNOLOGIES INC.

                                            Per: /s/ Jose Lourenco
                                                    ---------------------------
                                                    [Authorized Signing Officer]

                                            CENTURY CAPITAL MANAGEMENT LTD.

                                            Per: /s/ Andrew Hromyk
                                                    ---------------------------
                                                    [Authorized Signing Officer]